Exhibit 12.1

JONES & HALEY, P.C.

Attorneys At Law

750 hammond drive

suite 100, building 12

Atlanta, Georgia 30328

Richard W. Jones	www.corplaw.net	Telephone 770-804-0500
Email: jones@corplaw.net		Facsimile 770-804-8004

May 7, 2025

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C.20549

Re:	UC Asset, LP – Form 1-A

Ladies and Gentlemen:

We have acted as counsel to UC Asset LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 10,000,000 series C preferred units, representing limited partner interests in the Partnership (the “Preferred Units”).

As the basis for the opinion hereinafter expressed, we examined such statutes, partnership records and documents, certificates of partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.	The Partnership has been duly formed and is validly-existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (“Delaware Act”).

2.	All necessary partnership actions has been taken by the Company and the managers to authorize the filing of the registration statement with respect to the offering by the Company of its Preferred Units.

3.	The Preferred Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Partnership’s Offering Statement on Form 1-A, as amended (the “Offering Statement”), will be duly and validly authorized and when issued and delivered against payment therefore, will be fully paid and non-accessible.

We do not express or purport to express any opinions with respect to laws other than the Federal laws of the United States of America and the Delaware Act, including the reported judicial decisions interpreting such law. We do not find it necessary for the purpose of this opinion to cover, and accordingly we expressed no opinion as to the application of the securities or blue sky laws of the various states.

We hereby consent to the use of this letter as an exhibit to the Offering Statement and further consent to the use of our name under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

JONES & HALEY, P.C.

/s/ Richard W. Jones
Richard W. Jones

RWJ:bas